UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2006

DynCorp International LLC

(Exact name of registrant as specified in its charter)

Delaware	333-127343	52-2287126
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8445 Freeport Parkway, Suite 400, Irving, Texas		75063
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 302-1460

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 9, 2006, DynCorp International LLC (the “Company”) entered into a first amendment and waiver of its senior secured credit facility, dated February 11, 2005. The first amendment and waiver increases the revolving commitment under the Company’s senior secured credit facility by $15.0 million, which includes an increase in the sub-limit for letters of credit equal to the same amount. The first amendment and waiver also permits the Company to: (i) pay a transaction fee to Veritas Capital Management II, L.L.C. related to the initial public offering of up to $10.0 million; (ii) pay a dividend to the holders of our parent’s Class B common stock in an amount equal to the sum of (x) $100.0 million plus (y) the proceeds, if any, of the underwriters over-allotment option, net of discount and estimated offering expenses; (iii) redeem all of our parent’s currently outstanding preferred stock, of which approximately $207.1 million in stated amount including accrued and unpaid dividends thereon was outstanding as of September 30, 2005; and (iv) redeem up to $65.0 million of the $320.0 million aggregate principal amount of the Company’s senior subordinated notes. The first amendment and waiver waives the requirement in the senior secured credit facility that the Company use 50% of the net cash proceeds from the initial public offering to prepay loans under the senior secured credit facility and/or permanently reduce the revolving commitments.

Item 9.01	Financial Statements and Exhibit

(d)	Exhibits

The following exhibit is furnished herewith:

10.1	Amended and Restated Credit Agreement dated January 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DynCorp International LLC

Date: January 11, 2006	/S/ MICHAEL J. THORNE
Michael J. Thorne
Senior Vice President, Chief Financial Officer, and Treasurer (principal financial and accounting officer)